Exhibit 10.1.8

CARDINAL HEALTH, INC.
RESTRICTED SHARE UNITS AGREEMENT
This Restricted Share Units Agreement (this “Agreement”) is entered into in Franklin County, Ohio. On [grant date] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”) [# of shares] restricted share units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “Plan”), and are subject to all provisions of the Plan, which are incorporated herein by reference, and are subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined have the meanings ascribed to such terms in the Plan.
1.Vesting of Restricted Share Units.
(a)    General. [CLIFF ALTERNATIVE: The Restricted Share Units vest on the [ ] anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to the Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).] [INSTALLMENT ALTERNATIVE: The Restricted Share Units vest in [ ] installments, which will be as nearly equal as possible, on the [ ] anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Restricted Share Units scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to the Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).]
(b)    Change of Control. In the event of a Change of Control prior to a Termination of Employment, the Restricted Share Units vest in full, unless a Replacement Award is provided to Awardee in accordance with Section 16(b) of the Plan. Any Replacement Award must vest in full upon (i) a Termination for Good Reason by Awardee (provided that no later than 90 days following an event otherwise permitting a Termination for Good Reason, Awardee gives notice to the Company of the occurrence of such event and the Company fails to cure the event within 30 days following its receipt of such notice), (ii) a Termination of Employment by the Company or its successor in the Change of Control other than a Termination for Cause, or (iii) Awardee’s death or Disability, in each case, occurring during the period of two years after the Change of Control. In addition, if a Replacement Award is provided, any Restricted Share Units that would vest in accordance with Paragraphs 3(b) or (c) in connection with Awardee’s Retirement or Disability if Awardee’s Termination of Employment occurred on the date of the Change of Control will for purposes of this Agreement vest at the time of the Change of Control.
2.    Transferability. The Restricted Share Units are not transferable.
3.    Termination of Employment.
(a)    General. Except as set forth in Paragraphs 1(b) and 3(b) and (c), if a Termination of Employment occurs prior to the vesting of a Restricted Share Unit, such Restricted Share Unit is forfeited by Awardee immediately after such Termination of Employment.
(b)    Death or Disability. If a Termination of Employment occurs prior to the vesting in full of the Restricted Share Units by reason of Awardee’s death or Disability, but at least 6 months from the Grant Date, then any unvested Restricted Share Units immediately vest in full and are not forfeited.

(c)    Retirement. If a Termination of Employment occurs prior to the vesting in full of the Restricted Share Units by reason of Awardee’s Retirement, but at least 6 months from the Grant Date, then a Ratable Portion of each installment of the Restricted Share Units that would have vested on each future Vesting Date, to the extent not previously vested, immediately vests and is not forfeited. Such “Ratable Portion,” with respect to the applicable installment, is an amount equal to such installment of the Restricted Share Units scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of such termination, and the denominator of which is the number of days from the Grant Date through such Vesting Date.
4.    Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Cardinal Group's legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.
(a)    Misconduct. During employment with the Cardinal Group and for three years after the Termination of Employment for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during employment or within three years after the Termination of Employment for any reason, then
(i)    Awardee immediately forfeits the Restricted Share Units that have not yet vested or that vested at any time within three years prior to the Misconduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Restricted Share Units automatically terminate, and
(ii)    Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee resulting from the payment of Restricted Share Units pursuant to Paragraph 5 hereof that had vested at any time within three years prior to the date the Misconduct first occurred (as determined by the Administrator) less (B) $1.00. The gross gain is the Fair Market Value of the Shares represented by the Restricted Share Units on the date of receipt.
As used in this Agreement, “Misconduct” means
(A)    disclosing or using any of the Cardinal Group's confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee's assigned duties for the Cardinal Group;
(B)    violation of applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;
(C)    fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;

(D)    directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s Termination of Employment;
(E)    directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;
(F)    any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers and/or employees known to Awardee; and
(G)    breaching any provision of any employment or severance agreement with a member of the Cardinal Group.
(b)    Competitor Conduct. If Awardee chooses to engage in Competitor Conduct during employment or within one year after the Termination of Employment for any reason, then
(i)    Awardee immediately forfeits the Restricted Share Units that have not yet vested or that vested at any time within one year prior to the Competitor Conduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Restricted Share Units automatically terminate, and
(ii)    Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee resulting from the payment of Restricted Share Units pursuant to Paragraph 5 hereof that had vested at any time since the earlier of one year prior to the date the Competitor Conduct first occurred (as determined by the Administrator) or one year prior to the Termination of Employment, if applicable, less (B) $1.00. The gross gain is the Fair Market Value of the Shares represented by the Restricted Share Units on the date of receipt.
As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Awardee has a Termination of Employment and Awardee’s responsibilities to the Cardinal Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct will be limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group for which Awardee had business responsibilities within 24 months prior to Termination of Employment or about which Awardee obtained confidential information (as defined by the applicable Cardinal Group policies or agreements).
(c)    General.
(i)    Nothing in this Paragraph 4 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this Paragraph do not prevent, nor are they intended to prevent, Awardee from seeking or accepting employment or other work outside the Cardinal Group. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s employment with the Cardinal Group.
(ii)    Awardee agrees to provide the Company with at least 10 days’ written notice prior to accepting employment with or providing services to a Competitor within one year after Termination of Employment.
(iii)    Awardee acknowledges receiving sufficient consideration for the requirements of this Paragraph 4, including Awardee’s receipt of the Restricted Share Units. Awardee further acknowledges that the Company would not provide the Restricted Share Units to Awardee without Awardee's promise to abide by the terms of this Paragraph 4. The parties also acknowledge that the provisions contained in this Paragraph 4 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.
(iv)    Awardee may be released from the obligations of this Paragraph 4 if and only if the Administrator determines, in writing and in the Administrator's sole discretion, that a release is in the best interests of the Company.
5.    Payment.
(1)    General. Subject to the provisions of Paragraph 4 of this Agreement and Paragraphs 5(b), (c), (d) and (e) below, Awardee is entitled to receive from the Company (without any payment on behalf of Awardee other than as described in Paragraph 9) the Shares represented by the Restricted Share Units on the Vesting Date.
(a)    Death. To the extent that Restricted Share Units are vested on the date of Awardee’s Termination of Employment due to death, Awardee is entitled to receive the corresponding Shares from the Company on the date of death.
(b)    Disability, Retirement and Other Separations from Service. To the extent that Restricted Share Units are vested as the result of Disability, Retirement or otherwise on the date of Awardee’s “separation from service” (determined in accordance with Section 409A of the Code), Awardee is entitled to receive the corresponding Shares from the Company on the date of Awardee’s “separation from service”; provided, however, that if Awardee on the date of separation from service is a “specified employee” (certain officers of the Cardinal Group within the meaning of Section 409A of the Code determined using the identification methodology selected by the Company from time to time), Awardee is entitled to receive the corresponding Shares from the Company on the first day of the seventh month after the date of Awardee’s separation from service or, if earlier, the date of Awardee’s death.
(c)    Change of Control. To the extent that Restricted Share Units are vested on the date of a Change of Control, Awardee is entitled to receive the corresponding Shares from the Company on the date of the Change of Control; provided, however, that if such Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Awardee is entitled to receive the corresponding Shares from the Company on the date that would have otherwise applied pursuant to Paragraphs 5(a), (b) or (c).

(d)    Elections to Defer Receipt. Elections to defer receipt of the Shares beyond the date of payment provided herein may be permitted in the discretion of the Administrator pursuant to procedures established by the Administrator in compliance with the requirements of Section 409A of the Code.
6.    Dividend Equivalents. Awardee is not entitled to receive cash dividends on the Restricted Share Units, but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share paid under this Agreement if it had been outstanding between the Grant Date and the payment date of any Shares represented by the Restricted Share Units (i.e., based on the record date for cash dividends). Subject to an election to defer receipt as permitted under Paragraph 5(e), the Company shall pay dividend equivalent payments in cash on the payment date of the Shares represented by the Restricted Share Units.
7.    Right of Set-Off. By accepting these Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.
8.    No Shareholder Rights. Awardee has no rights of a shareholder with respect to the Restricted Share Units, including no right to vote the Shares represented by the Restricted Share Units, until such Shares vest and are paid to Awardee.
9.    Withholding Tax.
(a)    Generally. Awardee is liable and responsible for all taxes owed in connection with the Restricted Share Units (including taxes owed with respect to the cash payments described in Paragraph 6 hereof), regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Restricted Share Units. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the grant or vesting of the Restricted Share Units or the subsequent sale of Shares issuable pursuant to the Restricted Share Units. The Company does not commit and is under no obligation to structure the Restricted Share Units to reduce or eliminate Awardee’s tax liability.
(b)    Payment of Withholding Taxes. Prior to any event in connection with the Restricted Share Units (e.g., vesting or payment) that the Company determines may result in any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”), Awardee is required to arrange for the satisfaction of the minimum amount of such Tax Withholding Obligation in a manner acceptable to the Company. Unless Awardee elects to satisfy the Tax Withholding Obligation by an alternative means that is then permitted by the Administrator, Awardee’s acceptance of this Agreement constitutes Awardee’s instruction and authorization to the Company to withhold on Awardee’s behalf the number of Shares from those Shares issuable to Awardee under this Award as the Company determines to be sufficient to satisfy the Tax Withholding Obligation as and when any such Tax Withholding Obligation becomes due. In the case of any amounts withheld for taxes pursuant to this provision in the form of Shares, the amount withheld may not exceed the minimum required by applicable law and regulations. The Company has the right to deduct from all cash payments paid pursuant to Paragraph 6 hereof the amount of any taxes which the Company is required to withhold with respect to such payments.

10.    Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraph 4 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee is responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
11.    Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. In fulfilling its responsibilities hereunder, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement, including whether particular conduct constitutes Misconduct or Competitor Conduct, is final and binding. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator.
12.    Prompt Acceptance of Agreement. The Restricted Share Unit grant evidenced by this Agreement will, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
13.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share unit grants and the execution of restricted share unit agreements through electronic signature.
14.    Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.
15.    Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to vesting of the Award on Termination of Employment than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Award on Termination of Employment by reason of such specified events supersede the terms hereof to the extent permitted by the terms of the Plan.
16.    Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of this Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, Awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to Awardee would have been lower than the amount actually paid to Awardee had the financial results been properly reported. This Paragraph 16 is not the Company’s exclusive remedy with respect to such matters. This Paragraph 16 will not apply after a Change of Control.
17.    Amendment. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of Awardee with respect to an outstanding Restricted Share Unit unless agreed to by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement is required if the Administrator determines in its sole discretion that such amendment either (a) is required or advisable in order for the Company, the Plan or the Restricted Share Units to satisfy any Applicable Law or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Restricted Share Units, or that any such diminishment has been adequately compensated.

CARDINAL HEALTH, INC.
By:________________________________________
Its:________________________________________

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Recoupment” set forth in Paragraph 16 above and “Misconduct,” “Competitor Conduct” and “Special Forfeiture and Repayment Rules” set forth in Paragraph 4 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

[________________________________________
Awardee's Signature
________________________________________
Date]